Exhibit 10.13

[VALICERT LETTERHEAD]

February 18, 2003

Joseph (“Yosi”) Amram

718 Loma Verde

Palo Alto, California 94303

Re:	Employment Agreement

Dear Mr. Amram:

Pursuant to our recent discussions, this letter memorializes the terms of your continued employment with Valicert, Inc. (the “Company”).

1.    Salary.    Your salary is $166,500 on an annualized basis, less applicable withholding, which payments shall cease on February 28, 2003.

2.    Bonus.    Immediately prior to the consummation of the Merger (as such term is defined in the Agreement and Plan of Reorganization and Merger dated February 18, 2003, by and among Tumbleweed Communications Corp. (“Tumbleweed”), Velocity Acquisition Sub, Inc., and the Company (the “Merger Agreement”)), you shall earn a bonus in the amount of $132,050, less applicable withholding (“Bonus”).

3.    Authorization For Payroll Deduction.    You acknowledge that in connection with the exercise of certain options to purchase the Company’s common stock, the Company extended a loan to you in the principal amount of $118,961 (“Loan”). Interest on the Loan, calculated through April 30, 2003 is $26,192. You hereby authorize the Company to use the net proceeds of the Bonus, to the extent earned by you, to repay the Loan, including all accrued and unpaid interest as of that date.

4.    Amendment of Stock Option Agreement.    Your stock option agreement shall be amended (the “Option Amendment”) to provide that immediately prior to the consummation of the Merger (as such term is defined in the Merger Agreement), all unvested options held by you shall become fully vested, and the period of time in which you may exercise your options shall be extended to two (2) years after your termination, with respect to the following stock option grants: 86,956 shares granted on March 4, 2002, 33,044 shares granted March 4, 2002 and 115,999 shares granted on December 12, 2002. A copy of the Option Amendment is attached hereto as Exhibit A.

5.    Employment Agreement.    Upon consummation of the Merger (as such term is defined in the Merger Agreement), no further payments shall be due and payable pursuant to the Employment Agreement by and between Joseph (“Yosi”) Amram and the Company, dated as of August 27, 1997.

6.    Entire Agreement.    This Agreement, including the attached exhibit, constitutes the entire agreement between you and the Company relating to the specific subject matter hereof and supersedes prior negotiations, representations or agreements between you and the Company.

7.    Modification.    This Agreement may only be modified or amended by a supplemental written agreement signed by you, an authorized representative of Tumbleweed and an authorized representative of the Company.

8.    Termination.    If the Merger (as such term is defined in the Merger Agreement) is terminated and not consummated by the parties thereto, this Agreement shall immediately terminate, and the Company shall not be obligated to confer any of the benefits described in paragraphs 2,3 and 4 above. This Agreement shall terminate upon consummation of the Merger (as such term is defined in the Merger Agreement).

Upon consummation of the Merger and payment of the Bonus, I agree that there is no other compensation or benefits in any form to which I am entitled from the Company.

Please sign and date this letter on the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ TIMOTHY CONLEY
Timothy Conley Chief Financial Officer

I agree to and accept continued employment with Valicert, Inc. on the terms and conditions set forth in this Agreement.

Date:	2/18/03	/s/ JOSEPH AMRAM